Exhibit 99.2

Exhibit I

Management’s Assertion Concerning Compliance

with USAP Minimum Servicing Standards

March 30, 2005

As of and for the year ended December 31, 2004, The CIT Group/Equipment Financing, Inc. (the “Company”), a wholly-owned subsidiary of CIT Group Inc., has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (“USAP”), to the extent the procedures in such are applicable to the servicing obligations set forth in the Servicing Agreements.

As of and for this same period, CIT Group Inc. had in effect a financial institution bond, computer crime policy and error and omissions policy in the following amounts:

Insurance Type	Coverage
Financial institution bond	$60 million
Computer crime policy	$60 million
Errors and omissions	$10 million

/s/ Roy W. Keller, Jr.
Roy W. Keller, Jr. President, Secondary Markets The CIT Group/Equipment Financing, Inc. /s/ Willis J. Stoddard
Willis J. Stoddard Executive Vice President The CIT Group/Equipment Financing, Inc. /s/ Frank S. Flournoy
Frank S. Flournoy Senior Vice President & Chief Financial Officer The CIT Group/Equipment Financing, Inc.